UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

Mallinckrodt plc

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

G5890A102

(CUSIP Number)

November 14, 2023

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed :

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G5890A102	SCHEDULE 13G	Page 2 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Asset Management GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 3 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Asset Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 4 of 17 Pages

1	NAMES OF REPORTING PERSON Internationale Kapitalanlagegesellschaft mbH Acting for SDF 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 5 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Blue Grass Credit Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 6 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Centre Street Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 7 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon CLO V Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 8 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon CLO VII Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 9 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Distressed Credit Master Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 10 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon StepStone Master Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 11 of 17 Pages

1	NAMES OF REPORTING PERSON MCSP Sub LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 12 of 17 Pages

1	NAMES OF REPORTING PERSON Quaestio Alternative Funds S.C.A., SICAV-FIS: CMAB - SIF - Credit Multi Asset Pool B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G5890A102	SCHEDULE 13G	Page 13 of 17 Pages

1	NAMES OF REPORTING PERSON TRS Credit Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 14 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Mornington Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 15 of 17 Pages

1	NAMES OF REPORTING PERSON Marathon Pacesetter High-Yield Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G5890A102	SCHEDULE 13G	Page 16 of 17 Pages

1	NAMES OF REPORTING PERSON Bruce Richards
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. G5890A102	SCHEDULE 13G	Page 17 of 17 Pages

1	NAMES OF REPORTING PERSON Louis Hanover
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,252,844
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,252,844

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,252,844
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

Mallinckrodt plc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

College Business & Technology Park, Cruiserath,

Blanchardstown, Dublin 15, Ireland

Item 2(a).	Name of Person Filing:

This statement is filed by:

(i)	Marathon Asset Management GP, L.L.C., a Delaware limited liability company (“Marathon GP”), the general partner of Marathon Asset Management, L.P.;

(ii)	Marathon Asset Management, L.P., a Delaware limited partnership (“Marathon”);

(iii)	Internationale Kapitalanlagegesellschaft mbH Acting for SDF 2, a German Kapitalanlagegesellschaft mit beschränkter Haftung (“INKA”);

(iv)	Marathon Blue Grass Credit Fund, LP, a Delaware limited partnership (“BGCF”);

(v)	Marathon Centre Street Partnership, L.P., a Delaware limited partnership (“CSP”);

(vi)	Marathon CLO V Ltd., a Cayman Islands limited liability company (“CLO V”);

(vii)	Marathon CLO VII Ltd., a Cayman Islands limited liability company (“CLO VII”);

(viii)	Marathon Distressed Credit Master Fund, an Irish Collective Asset Management Vehicle (“MDCF”);

(ix)	Marathon StepStone Master Fund LP, a Cayman Islands limited partnership (“StepStone”);

(x)	MCSP Sub LLC, a Delaware limited liability company (“Empire”);

(xi)	Quaestio Alternative Funds S.C.A., SICAV-FIS: CMAB - SIF - Credit Multi Asset Pool B, a Luxembourg Société d’Investissement à Capital Variable (“Quaestio”);

(xii)	TRS Credit Fund, LP, a Delaware limited partnership (“TRS”);

(xiii)	Marathon Mornington Fund, L.P., a Delaware limited partnership (“Mornington”);

(xiv)

Marathon Pacesetter High-Yield Fund, L.P., a Delaware limited partnership (“Pacesetter”, and together with INKA, BGCF, CSP, CLO V, CLO VII, MDCF, StepStone, Empire, Quaestio, TRS, and Mornington, the “Marathon Funds”);

(xv)	Bruce Richards, a managing member of Marathon GP; and

(xvi)	Louis Hanover, a managing member of Marathon GP.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of information by another Reporting Person. A Joint Filing Agreement among the Reporting Persons is attached hereto as Exhibit 99.1.

Marathon, pursuant to certain investment management agreements and in its capacity as the investment manager of each of the Marathon Funds, has the sole power to vote and the sole power to direct the disposition of all Ordinary shares, par value $0.01 per share, held by the Marathon Funds. Accordingly, for the purposes of Section 240.13d-3 of the Exchange Act, Marathon may be deemed to beneficially own the shares of Class A Common Stock held by the Marathon Funds. The general partner of Marathon is Marathon Asset Management GP, L.L.C. Bruce Richards and Louis Hanover are the managing members of Marathon Asset Management GP, L.L.C. This report shall not be deemed an admission that Marathon, each Marathon Fund or any other person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Exchange Act or for any other purpose.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business and principal office address of the Reporting Persons is c/o Marathon Asset Management, L.P., 1 Bryant Park, 38th Floor, New York, NY 10036.

Item 2(c).	Citizenship:

Marathon GP, Marathon, BGCF, CSP, Empire, TRS, Mornington and Pacesetter are organized under the laws of the State of Delaware. INKA is organized under the laws of Germany. CLO V, CLO VII and StepStone are organized under the laws of the Cayman Islands. MDCF is organized under the laws of Ireland. Quaestio is organized under the laws of Luxembourg. Mr. Richards and Mr. Hanover are citizens of the United States.

Item 2(d).	Titles of Classes of Securities:

Ordinary shares, par value $0.01 per share

Item 2(e).	CUSIP Number:

G5890A102

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a(n):

Not applicable.

Item 4.	Ownership

The information requested by this paragraph is incorporated herein by reference to the cover page to this Schedule 13G. The ownership information presented herein represents beneficial ownership of ordinary shares of the Issuer as of the date hereof, based upon 19,696,335 ordinary shares outstanding as of November 14, 2023, based on the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 15, 2023.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: February 6, 2024

MARATHON ASSET MANAGEMENT GP, L.L.C.

By:	/s/ Jamie Raboy
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON ASSET MANAGEMENT, L.P.

By: Marathon Asset Management, GP, L.L.C., its general partner

By:	/s/ Jamie Raboy
Name:	Jamie Raboy
Title:	Authorized Signatory

INTERNATIONALE KAPITALANLAGEGESELLSCHAFT MBH ACTING FOR SDF 2

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON BLUE GRASS CREDIT FUND, LP

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON CENTRE STREET PARTNERSHIP, L.P.

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON CLO V LTD.

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON CLO VII LTD.

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON DISTRESSED CREDIT MASTER FUND

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON STEPSTONE MASTER FUND LP

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MCSP SUB LLC

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

QUAESTIO ALTERNATIVE FUNDS S.C.A., SICAV-FIS: CMAB - SIF - CREDIT MULTI ASSET POOL B

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

TRS CREDIT FUND, LP

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON MORNINGTON FUND, L.P.

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

MARATHON PACESETTER HIGH-YIELD FUND, L.P.

By:	/s/ Jamie Raboy
Marathon Asset Management L.P., solely in its capacity as Investment Manager
Name:	Jamie Raboy
Title:	Authorized Signatory

BRUCE RICHARDS

/s/ Bruce Richards

LOUIS HANOVER

/s/ Louis Hanover